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NEWS RELEASE
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Contact:    Bob Cardon, Dynatronics Corp.
            800-874-6251 or 801-568-7000

                  Dynatronics Announces Third Quarter Results

      Salt Lake City, Utah (May 17, 2010) - Dynatronics Corporation (NASDAQ:
DYNT) today announced results for its fiscal third quarter ended March 31, 2010.

      Sales for the quarter increased 7.9 percent to $8,235,060, compared to $7,633,419 for the third quarter of the prior fiscal year. For the nine-month period ended March 31, 2010, sales increased 2.8 percent to $25,018,960, compared to $24,348,461 for the same period in the prior fiscal year.

      "Sales of both rehabilitation capital equipment and medical supplies increased over last year's results for the quarter and nine-month periods," stated Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. "This is the most significant positive indicator we have seen since recessionary pressures began affecting the economy in the United States in 2008. We attribute these positive trends to our aggressive marketing efforts and, hopefully, a slight easing of recessionary pressures."

      Pre-tax income for the quarter ended March 31, 2010, totaled $160,905, compared to $213,304 for the quarter ended March 31, 2009. Pre-tax income for the nine months ended March 31, 2010, increased to $612,881 compared to $112,393 for the nine months ended March 31, 2009.

      "The 445% increase in pre-tax profits for the nine-month period is reflective of our enhanced marketing efforts and strategic reductions in expenses, and continues a string of six consecutive profitable quarters," Cullimore explained. Pre-tax profits for the current quarter were lower in comparison to the same quarter last year due to the benefit in the prior year of the reversal of an approximately $472,000 accrual for retirement benefits upon cancellation of employment agreements for Cullimore and the company's executive vice president of sales and marketing, Larry Beardall.

      Net income for the quarter ended March 31, 2010, was $96,099, or $.01 per share, compared to $141,576, or $.01 per share, for the quarter ended March 31, 2009. Net income increased to $353,022, or $.03 per share, for the nine months ended March 31, 2010, compared to $57,223, or $.00 per share, for the nine months ended March 31, 2009.

      "Our efforts to reduce expenses have been complemented by specific marketing strategies that resulted in the increase in sales reported for the quarter ended March 31, 2010," said Beardall. "With the broad line of products we now offer and a strong sales force that we expect will only grow stronger in the coming year, we believe we are well positioned to develop relationships with large chains of clinics and hospitals, national accounts and group purchasing organizations (GPOs) that buy primarily through negotiated contracts," Beardall added.

      Dynatronics has scheduled a conference call for investors on Monday, May 17, 2010, at 1:30 p.m. ET. Those wishing to participate should call 800-861-4084 and use passcode 9921511.

      A summary of the financial results as of March 31, 2010 and June 30, 2009 and for the three and nine months ended March 31, 2010 and 2009, follows:



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                        Summary Selected Financial Data
                       Statement of Operations Highlights


                              Three Months Ended         Nine Months Ended
                                  March 31,                   March 31,
                              2010         2009         2010            2009
                           -----------  -----------  ------------  -------------

Net sales                  $ 8,235,060  $ 7,633,419  $ 25,018,960  $ 24,348,461
Cost of sales                5,119,797    4,788,993    15,396,978    14,994,838
                           -----------  -----------  ------------  -------------
   Gross profit              3,115,263    2,844,426     9,621,982     9,353,623

SG&A expenses                2,647,417    2,256,795     8,059,143     8,060,869
R&D expenses                   222,062      247,293       644,912       775,040
Other expenses, net             84,879      127,034       305,046       405,321
                           -----------  -----------  ------------  -------------

   Net income before
   income taxes                160,905      213,304       612,881       112,393

Income tax provision            64,806       71,728       259,859        55,170
                           -----------  -----------  ------------  -------------
   Net income              $    96,099  $   141,576  $    353,022  $     57,223
                           ===========  ===========  ============  =============
Diluted income per
common share               $       .01  $      0.01  $        .03  $         .00
                           ===========  ===========  ============  =============


                            Balance Sheet Highlights

                                                       March 31,      June 30,
                                                         2010           2009
                                                     ------------  -------------

 Cash                                                $    266,812  $    141,714
 Accounts receivable                                    4,608,431     4,739,727
 Inventories                                            5,734,580     6,199,251
 Total current assets                                  11,608,314    12,003,068
 Total assets                                          16,600,142    17,087,289

 Accounts payable                                       1,772,708     1,795,520
 Accrued expenses                                         384,012       446,327
 Line of credit                                         3,889,565     4,602,651
 Total current liabilities                              7,172,421     7,785,881
 Total liabilities                                      9,886,202    10,667,540
 Total liabilities and equity                        $ 16,600,142  $ 17,087,289

      Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

      This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements such as the statement regarding expectations for future growth in the company's business and market share gains. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company's products, availability of financing at cost effective rates, and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-K for the year ended June 30, 2009.





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